Exhibit 99.1

CONTACTS:
Kenneth A. Paladino, CFO TII Network Technologies, Inc. (631)789-5000	Van Negris/Lexi Terrero Van Negris & Company, Inc. (212)626-6730

FOR IMMEDIATE RELEASE:

TII NETWORK TECHNOLOGIES REPORTS FISCAL 2004
THIRD QUARTER AND NINE MONTHS RESULTS

CONTINUED IMPROVED RESULTS

COPIAGUE, NY – May 10, 2004 — TII Network Technologies, Inc. (Nasdaq: TIII), a leading provider of telecommunications network protection and management products, today announced its results of operations for the third quarter and nine months of fiscal 2004, ended March 26, 2004.

Net sales for the third quarter of fiscal 2004 were $6.0 million compared to $5.0 million for the comparative prior year period, an increase of approximately $1.0 million or 20.6%. Net sales for the first nine months of fiscal year 2004 were $22.3 million compared to $17.6 million for the similar prior year period, an increase of approximately $4.6 million or 26.3%. The increase in net sales for the third quarter of fiscal 2004 compared to the prior year similar period was due to the effect of the general improvement in the telecommunications industry on some of the Company’s customers. The increase in sales for the nine months of fiscal 2004 over the similar prior period was primarily due to the severe weather that occurred this past summer, compounded by the low inventory levels that the Company’s customers were then carrying and, more recently, the impact of the improvement in the telecommunications industry on some of the Company’s customers.

Gross profit for the third quarter of fiscal 2004 was $1.9 million compared to $1.1 million for the comparative period of fiscal 2003, an increase of approximately $848,000 or 78.0%, while gross profit margins for those quarters were 32.0% and 21.7%, respectively. Gross profit for the nine months ended March 26, 2004 was $6.8 million compared to $4.1 million for the same prior year period, an increase of approximately $2.7 million or 65.5%, while gross profit margins for those periods were 30.5% and 23.3%, respectively. The improved gross profit levels and gross margins over the prior year ago periods were primarily due to the increased sales levels and the actions that the Company has taken to reduce the cost of producing its products. Additionally, in the third quarter of fiscal 2004, the Company’s margins benefited from a more favorable mix of sales of higher margin products.

Net earnings for the third quarter of fiscal 2004 were $217,000 or $0.02 per diluted share, compared to a net loss of $443,000 or $0.04 per diluted share, in the year ago quarter. Net earnings for the nine months ended March 26, 2004 were $1.45 million or $0.11 per diluted share, compared to a net loss of $1.1 million or $0.10 per diluted share, in the year ago nine month period.

Commenting on the fiscal year 2004 third quarter results, Timothy J. Roach, President and Chief Executive Officer, stated: “We are pleased that our efforts to reduce our cost structures while increasing our marketing efforts to strengthen our product offerings have resulted in another quarter of profitability.

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TII Network Technologies, Inc.

May 10, 2004
Page Two

“With the telecommunications industry evolving to address the challenges presented by competition and new technologies, many telephone companies, including the company’s principal customer, are embarking upon significant and accelerated capital improvement programs. Among these programs is an aggressive initiative to deploy fiber optic lines to virtually all homes and businesses within their regions (referred to as Fiber to the Premise, or “FTTP”), in marked contrast to traditional copper-based wireline CAPEX spending which is expected to decline for the remainder of 2004 and going forward.

“While the shift in the emphasis of such spending has had an impact on our revenues over sequential quarters in fiscal 2004, we will continue to aggressively pursue traditional copper-based wireline business while accelerating our efforts to diversify our customer base and to develop and bring to market new products. One such product is our multi-service residential gateway that takes advantage of new areas of opportunity within traditional and new markets.

“While we expect these industry trends to adversely affect sales to certain of our customers, we remain confident about the Company’s prospects and our ability to sustain profitability for the balance of the fiscal year.”

About TII Network Technologies, Inc.

TII is a proven technology leader specializing in providing the telecommunications industry with innovative network protection and management products, including station protectors, network interface devices, DSL protectors, filters and splitters, power and data-line protectors and a multi-service residential gateway, as well as creative, custom design solutions to meet customers’ individual requirements.

Statements in this release that are not strictly historical are “forward-looking” statements and should be considered as subject to the risks and uncertainties that exist in the Company’s operations and business environment. These factors include, but are not limited to, general economic and business conditions, especially as it pertains to the telecommunications industry; the level of inventories maintained by the Company’s customers; potential changes in customer spending and purchasing policies and practices; potential technological changes, including the Company’s ability to timely develop new products and adapt its existing products to technological changes; risks inherent in new product introductions, such as start-up delays and uncertainty of customer acceptance; the Company’s ability to market existing and new products; the Company’s ability to retain and win contracts; the Company’s dependence on third parties for product manufacturing and product components; the Company’s ability to maintain its relationship with or reduce its dependence upon one of its principal contract manufacturers which is an affiliate of a principal customer; the potential for the disruption of shipments to major customers as a result of, among other things, third party labor disputes, political unrest in or shipping disruptions from countries in which the Company’s contract manufacturers produce the Company’s products; weather and similar conditions, particularly the effect of hurricanes on the Company’s manufacturing, assembly and warehouse facilities in Puerto Rico or the Pacific Rim; competition; the Company’s ability to attract and retain technologically qualified personnel; the Company’s ability to fulfill its growth strategies; the Company’s ability to maintain the listing of its Common Stock on the Nasdaq SmallCap market; the availability of financing on satisfactory terms and other factors from time to time discussed in the Company’s SEC reports

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— Statistical Tables Follow —

TII Network Technologies, Inc.

May 10, 2004
Page Three

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	Mar. 26, 2004	Mar. 28, 2003	Mar. 26, 2004	Mar. 28, 2003
	(Unaudited)		(Unaudited)

Net sales	$6,038	$5,006	$22,251	$17,616
Cost of sales	4,103	3,919	15,459	13,513

Gross profit	1,935	1,087	6,792	4,103

Operating expenses
Selling, general and administrative	1,374	1,253	4,312	4,204
Research and development	343	285	1,037	1,021

Total operating expenses	1,717	1,538	5,349	5,225

Operating profit (loss)	218	(451)	1,443	(1,122)
Interest expense	--	(8)	(12)	(31)
Interest income	8	6	25	15
Other income	6	10	21	26

Earnings (loss) before income taxes	232	(443)	1,477	(1,112)
Provision for income taxes	15	--	27	--

Net earnings (loss)	$217	$(443)	$1,450	$(1,112)

Net earnings (loss) per common share:
Basic	$0.02	$(0.04)	$0.12	$(0.10)

Diluted	$0.02	$(0.04)	$0.11	$(0.10)

Weighted average common shares outstanding:
Basic	11,905	11,682	11,791	11,682
Diluted	13,167	11,682	12,675	11,682

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TII Network Technologies, Inc.

May 10, 2004
Page Four

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	March 26, 2004	June 27, 2003
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$4,008	$772
Accounts receivable, net	2,698	2,521
Inventories	6,060	5,905
Other current assets	209	354

Total current assets	12,975	9,552

Property, plant and equipment, net	4,286	5,035
Other assets	487	514

TOTAL ASSETS	$17,748	$15,101

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$8	$26
Accounts payable and accrued liabilities	2,392	1,291

Total current liabilities	2,400	1,317

Long-term debt	--	13

Commitments and contingencies

Stockholders' Equity:
Preferred stock, par value $1.00 per share; 1,000,000 shares authorized;
Series D Junior Participating, no shares outstanding	--	--
Common stock, par value $.01 per share; 30,000,000 shares authorized;
11,925,421 and 11,699,921 shares issued at March 26, 2004 and June
27, 2003, respectively, and 11,907,784 and 11,682,284 shares
outstanding at March 26, 2004 and June 27, 2003, respectively	119	117
Additional paid-in capital	37,992	37,867
Accumulated deficit	(22,482)	(23,932)

	15,629	14,052
Less: Treasury stock, at cost; 17,637 common shares	(281)	(281)

Total stockholders' equity	15,348	13,771

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$17,748	$15,101

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